NeoMedia Technologies, Inc.

                                 Exhibit 10.51

            Letter Agreement by and between Dominick & Dominick, Inc.
              and NeoMedia Technologies, Inc. Dated March 20, 1997


                                       16

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[LOGO] DOMINICK& DOMINICK
       INCORPORATED

MEMBER PRINCIPAL EXCHANGES

FINANCIAL SQUARE
32 OLD SLIP
NEW YORK, NY 10005
TEL 212 558 8800
FAX 212 797 5268

                                                                  March 20, 1997

Mr. Charles W. Friz
Chairman, Chief Executive Officer & President
NeoMedia Technologies, Inc.
2201 Second Street
Suite 600
Ft. Myers, FL 33901

Dear Chas:

You have requested that Dominick & Dominick, Incorporated ("Dominick") act as a non-exclusive financial advisor for NeoMedia Technologies, Inc.("NMT"), on an on-going basis. We have had certain discussions concerning our role as NMT's financial advisor and, in this regard, we are pleased to confirm the following:

1.   Dominick will act as financial advisor for NMT.

2. In its capacity as financial advisor, Dominick will be available to advise NMT on investment banking and other matters such as mergers, acquisitions, joint ventures, potential public and private financings, bank borrowings, licensing and other business arrangements.

3. As part of its on-going financial advisory relationship, Dominick will be available to provide merger and acquisition or joint venture advisory services for NMT. In the event NMT uses Dominick's advisory services or sources and (a) acquires in excess of 25% of the stock or assets of another entity, or (b) another entity acquires in excess of 25% of the stock or assets of NMT, Dominick shall be entitled to its normal merger and acquisition fee of 3% of the total value of such transaction. Should NMT and such a merger or acquisition candidate undertake a sales, licensing, joint venture or other similar transaction which does not involve a merger or acquisition, NMT and Dominick agree to negotiate an appropriate closing fee, which would be anticipated to be in the range of $150,000 to $500,000. Such fees shall be payable in cash at the time of the consummation of any such transaction, and will be covered in a separate agreement.


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[LOGO] DOMINICK& DOMINICK
       INCORPORATED
                                                            Mr. Charles W. Fritz
MEMBER PRINCIPAL EXCHANGES                                  Page 2
                                                            March 20, 1996

4. As part of its financial advisory relationship, Dominick will seek, at appropriate times, to introduce NMT to sources that will consider providing financing to NMT. Should NMT use such financing sources, Dominick shall be entitled to its normal cash placement fee for such transactions. Typical fees, as a percentage of the fair market value of consideration raised, are 1% for bank financing; 6% for public or private debt financing; and 8% for equity offerings. Payments of financing fees are to be made in cash at closing. Specific financing fees will be covered in a separate agreement.

5. Fees described in paragraphs three and four herein shall be payable to Dominick for any transaction described therein with any party or entity with whom discussions were held during the term of this engagement who was introduced by Dominick, and which is consummated during the first six month period following any termination of this engagement. Such fees shall be 60% of the indicated amount if the transaction is closed in the second six months, 30% in the third six months, and 15% in the fourth six months following termination of this engagement.

6. Dominick will receive reimbursement for all of its reasonable out-of-pocket expenses incurred as a result of its activities for and on behalf of NMT, to be reimbursed within 30 days of invoice.

7. Dominick and/or its assigns will purchase for $200.00 a warrant to purchase 375,000 common shares of NMT immediately upon approval of this agreement by the NMT Board of Directors. The warrant is exercisable at $7.375 per share at any time at the holder's option until November 25, 2001, and shall be substantially subject to the terms of the warrants described in the NMT prospectus dated November 25, 1996. The holders of any shares received upon exercise of the warrant will have typical "piggy-back" registration rights at any time NMT files a registration statement.

8. NMT will pay Dominick for its financial advisory services, over and above any transaction consummation fees, an initial engagement fee of $15,000 upon execution of this agreement. Further, NMT agrees to pay Dominick a quarterly retainer fee of $15,000, payable at the start of each quarterly period, commencing May 1, 1997. NMT will pay a supplemental $5,000 fee at the start of each quarterly period in which NMT is scheduled to visit Dominick's European branch offices.

9. NMT shall not issue any press release, statement, notice, document or other instrument referring to or mentioning Dominick without Dominick's prior written approval, except as required by securities laws.


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[LOGO] DOMINICK& DOMINICK
       INCORPORATED                                         Mr. Charles W. Fritz
                                                            Page 3
MEMBER PRINCIPAL EXCHANGES                                  March 20, 1996

10. As Dominick will be acting on NMT's behalf, NMT agrees to indemnify and hold harmless Dominick (including any afffliated companies and respective officers, directors, employees and controlling persons) from and against all claims, liabilities, losses, damages and expenses (including reasonable expenses of counsel) as they are incurred in connection with any proceeding, whether or not Dominick is a party thereto, relating to or arising out of such engagement or Dominick's role in connection therewith. NMT will not, however, be responsible for any such claims, liabilities, losses, damages or expenses to the extent that they result primarily from actions taken or omitted to be taken by Dominick in bad faith or from its or their gross negligence. The foregoing indemnification is effective immediately in respect of all events occurring or omitted prior to or after the date hereof.

11.  This agreement shall be governed by the laws of the State of New York.

12. This agreement, excluding the warrant described in paragraph seven above and the indemnification described in paragraph ten above, may be canceled by either NMT or Dominick at any time by notification of termination in writing; provided that if Dominick terminates its activities hereunder before October 1, 1997, then the number of warrants to which Dominick shall be entitled shall be reduced to 187,500.

We look forward to a long and mutually rewarding relationship and we are confident that we can assist NMT in various aspects of its business and its intended growth.

                                          Very truly yours,

                                          DOMINICK & DOMINICK INCORPORATED

                                          By:/s/ JOHN R. DOSS
                                             ---------------------------
                                                 John R. Doss
                                                 Executive Vice President

The foregoing is agreed to
and accepted, subject to
approval by NMT's Board of Directors:
NEOMEDIA TECHNOLOGIES, INC.

   /s/ MR. CHARLES W. FRITZ
By:------------------------
       Mr. Charles W. Fritz
       Chairman, Chief Executive
       Officer and President